EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated April 15, 2025 included in the Registration Statement on Form S-3, under the Securities Act of 1933, with respect to the consolidated balance sheets of BioNexus Gene Lab Corp. and its subsidiaries (collectively the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income/(loss), consolidated statement of stockholders’ equity, and consolidated statement of cash flows for the years ended December 31, 2024 and 2023, and the related notes included thereto.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

November 7, 2025